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EXHIBIT 99.4


                         AMENDMENT TO WARRANT NO. CS-83

         THIS AMENDMENT, dated December 29, 2004 (this "AMENDMENT"), to Warrant No. CS-83, issued on September 22, 2004 by Markland Technologies, Inc., a Florida corporation (the "COMPANY") to Greenfield Capital Partners LLC (the "WARRANT HOLDER") for the purchase of up to 750,000 shares of the common stock, $.0001 par value per share, of the Company (the "WARRANT");

         WHEREAS, the Company and the Warrant Holder desire to temporarily reduce the exercise price of the Warrants to $0.60 per share and that ensure that all of the Warrants are exercised;

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         All capitalized terms used on this Amendment and not defined herein shall have the meaning give such term the Warrant.

         The Warrant is hereby amended so that the Warrant Holder may exercise all or any portion of its Warrant for an exercise price of $ 0.60 per share of Common Stock from the date of this Amendment until midnight on January 31, 2005 (the "NEW PRICE EXERCISE PERIOD"); provided that (1) the Warrant Holder shall exercise at least 400,000 of the Warrants on or before the close of business New York City time on December 31, 2004 and 350,000 of the Warrants on or before January 31,2005 (2) the number of shares of Common Stock subject to the Warrant shall not be adjusted as a result of the temporary reduction in exercise price set forth in this Agreement.

         Furthermore, Section 2(b) of the Warrant shall be amended to read in its entirety as follows:

         (b) Notwithstanding the provisions of this Warrant, except in the event that this Warrant is redeemed pursuant to Section 7, in no event shall the holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant to the extent that, after such exercise the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrants or other rights to purchase Common Stock or through the ownership of the unconverted portion of convertible securities), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the holder upon exercise). For purposes of this proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT") except as otherwise provided in clause (1) of such sentence.

         Except as expressly provided in this Amendment, the terms and conditions of the Warrant shall be unchanged and shall remain on full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused their Amendment to be duly executed by their respective authorized officers as of the date first above written.

                                        MARKLAND TECHNOLOGIES, INC.



                                        By: /s/ Robert Tarini
                                            ------------------------------------
                                            Name: Robert Tarini
                                            Title: President


Greenfield Capital Partners LLC


By:______________________
Name:____________________
Title:___________________



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